EXHIBIT 10.13

SUMMARY TERM SHEET

For Discussion Purposes Only

This Summary Term Sheet (the "Term Sheet") sets forth the principal terms pursuant to which, subject to certain conditions set forth herein, The Investor would agree to purchase certain securities of Fresh Healthy Vending International, Inc. (the "Company" or "VEND"), and the Company would sell such securities to the Investor (the "Transaction"). The terms and conditions set forth herein are subject to change and this Term Sheet does not constitute an offer. Except for the paragraph entitled "No Short Sales"; nothing in this Term Sheet is binding on either of the parties. The issuance and sale of such securities is subject to completion of ongoing due diligence to the Investor's satisfaction, the preparation of definitive documentation that is mutually satisfactory to the parties and, in the case of the Investor, that the Investor shall have determined that, subsequent to the date hereof and prior to the closing of the Transaction, there shall have been no material adverse developments relating to the business, assets, operations, properties, condition (financial or otherwise) or prospects of the Company and its subsidiaries. It is contemplated that the Company is offering the securities on a best efforts, confidential, private basis to the Investor, which is an accredited investor, pursuant to the exemption afforded by Rule 506(b) of Regulation D of the Securities Act of 1933, as amended.

Company                                        Fresh Healthy Vending International, Inc., a Nevada corporation.

Business	Fresh Healthy Vending International, Inc., a franchise development company, and its franchisees, operate approximately 2,300 vending machines that provide natural, organic, and healthy food and beverage products in North America, the Bahamas, and Puerto Rico. The Company and its franchisees also offer food and beverage vending products through an Ecommerce platform. The company is headquartered in San Diego, California.

Units Offered
Dollar Amount	$600K of Units
Securities
Unit comprised of:
(i)  10% Convertible Promissory Notes; and
(ii)    100% Common stock purchase warrants (the "Warrants") coverage, with a term of 4 years, exercisable 6 months after issuance with a warrant strike price of $0.75 per share price of the Company's common stock. Warrants will have a cashless exercise feature.

Purchase Price	$50,000 Principal Amount of Note with ½ Notes available
Maturity Date
12 months with a one-time 3 month extension at election of Company.
In the event of extension, interest will be increased to 13% and shares equal to 3% of the conversion shares valued at $.30 per share shall be immediately issued.

Conversion
The Convertible Notes, plus accrued interest, may be converted at any time in whole or in part, at the lesser of:
(i)            25% discount to the next round of financing prior to conversion in excess of $1M; or
(ii)            $0.30 per share; or,
(iii)            Commencing 6 months after issuance date, at the Investor's sole discretion, at 20% discount to the lowest trading price 10 business days prior to conversion.

Registration Rights	Piggyback Registration Rights.

Anti-Dilution
There will be a full ratchet, anti-dilution with respect to the shares of Common Stock only (no adjustments will be made to the Warrants), for any equity or Convertible Debt financing completed or a definitive Term Sheet exercised within 12 months of closing or 15 months if the Company exercises its one-time extension (see "Term" below). The ratchet does not come into effect for any non-convertible debt offering only arranged by the Company, its advisors or bankers. In addition, the Company agrees NOT to accept any "floorless" Convertible Debt financing during the Term of the Notes, and acceptance of any such type of instrument will be considered a default of the Note.

Interest
10%,
13% in the event of the 3 month extension, Thereafter, 18 % in the event of a default,
Interest shall be adjusted so that it does not exceed the maximum interest rate permissible by law.
Interest payable in cash or kind with the election to the Noteholders.
Interest paid in kind shall be at the lesser of $0.30 or the 3 day low average of the 10 day proceeding closing bid price prior to the date the interest is due.

Events of Default	To be discussed.
Protective Provisions*
For so long as any portion of the Notes or at least 40% of the Conversion Shares are owned by the Investor(s), the Company shall not, absent consent of the majority in interest of the Investors:
(i)          make any loan or advance in excess of $100,000 to any person or entity;
(ii)          guarantee any indebtedness of any person or entity other than the Company or its wholly owned subsidiaries or enter into any transaction or agreement with any officers, directors or affiliated parties;
(iii)          make any investment in securities other than wholly owned subsidiaries or regular money market facilities
(iv)          incur any aggregate indebtedness in excess of $250,000 that is not already included in a Board-approved budget;
(v)    hire, fire, or change the compensation of the executive officers or management, including approving any option grants thereto;
(vi)          change the principal business of the Company, enter new lines of business, or exit the current line of business;
(vii)          sell, assign, license, pledge or encumber material technology or intellectual property except in the ordinary course of business, consistent with past practice;

(viii)          enter into any corporate strategic relationship involving the payment, contribution or assignment by the Company or to the Company of assets greater than $250,000;
(ix)          decide to liquidate, dissolve, wind up, merge or consolidate the Company; or
(x)          sell, lease, transfer, license or dispose of all or substantially all of the assets of the Company, except that notwithstanding this subsection and sub section
(ix) above, any merger, consolidation and/or sale of all or substantially all of the Company's assets or shares.
* Aforementioned applicable until conversion, and see Nick Yates Employment Agreement re indebtedness.

Use of Proceeds	General Working Capital with only up to $500,000 to repay outstanding senior indebtedness.

SEC Filings	The Company will be responsible for timely filing of all required documents including Form D, and blue sky filings, and will pay for all legal opinions of Company counsel associated with all future Rule 144 sales of the Investor with respect to the securities sold.

Opinion of Counsel	At closing, and among other deliverables customary for a financing of this kind (officer and secretary certificates, updated financial statements etc.), counsel for the Company shall issue an opinion reasonably satisfactory to the Investor, opining as to the due authorization and issuance of the Notes and Warrants, the reservation and approval of issuance of the common stock underlying the Warrants upon conversion of any part of the Notes, exercise of the Warrants (the "Warrant Shares"), and that all common stock issued or issuable is fully paid and nonassessable. The "Transaction Documents" shall include, the Subscription Agreement, Note and Warrant issued to Investors. The specific opinion matters to be opined on are as follows (with specific language to be approved by counsel for Investor):

1.	The Company (and its subsidiaries) is a corporation validly formed and in good legal standing under the laws of an acceptable state. The Company has the corporate power to own, lease and operate its properties and to conduct its business as described in the Offering Documents. The Company has (a) the corporate power to execute, deliver and perform its obligations, (b), taken all corporate action necessary to authorize the execution, delivery and performance, and (c) duly executed and delivered the Transaction Documents. The company owns marketable title to all of its subsidiaries.
2.	The Transaction Documents have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
3.	No authorization, approval, consent or license of any U.S. governmental or regulatory body, agency or instrumentality is required in connection with the authorization, issuance, transfer, sale or delivery of the Convertible Promissory Notes and Warrants, the Selling Agent's Warrants, and the shares of Common Stock underlying the securities except as may be required pursuant to the federal securities laws and state blue sky laws.
4.	The execution and delivery of the Transaction Documents by the Company, the consummation by the Company of the transactions therein contemplated and the compliance with the terms of the Transaction Documents do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the certificate of incorporation or bylaws of the Company.
5.	The conversion shares and warrant shares have been duly authorized and approved for issuance and, when issued upon conversion of the Notes and interest or exercise of the Warrants, will also be deemed validly issued, fully paid and non assessable in all respects.
6.	The issuance of the Shares and the Warrants and entry into the Transaction Documents, does not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the certificate of incorporation or bylaws of the Company.
7.	The Company complied in all material respects with Regulation D of the Securities Act with regard to the Offering and the offering and sale of the Units were not required to be registered under the Securities Act.
8.	No Litigation.

OTHER MATTERS
Governing law
The legal documents to be prepared shall be governed by the laws of the State of California; jurisdiction will be the State of California as well. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach hereof or thereof, will be submitted to and settled by arbitration in San Diego, California, in accordance with the rules of the America's Arbitration Association that in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of any arbitration under this Agreement, both parties agree to be responsible for and pay their own arbitration (i.e. filing) and legal fees, said failure to do so is to be considered an immediate default. In addition, upon default, Investor shall be entitled to recover all reasonable legal fees and miscellaneous costs incurred in the enforcement or collection of any judgment or award rendered therein.

No Short Sales
Following the execution of this Term Sheet and until the earlier of the exercise in full or expiration of the Warrants, neither the Investor nor any of its affiliates or members shall sell short any of the Company's securities or take any other action that would have the effect of depressing the value of the Company's common stock.

*REMINDER, ALL DEFINITIVE OFFERING DOCUMENTS SUBJECT TO COUNSEL REVIEW AND SATISFACTION

EXECUTED AS OF THIS 30th DAY OF JUNE, 2015

Fresh Healthy Vending International, Inc.

By /s/Arthur Scott Budman
Name: Arthur Scott Budman
Title: CEO

cc: Nicholas Yates

The Investor's Representative

By:  /s/Jeffrey Stuber
Name: Jeffrey Stuber
Title: CEO